Exhibit 10

UNLIMITED GUARANTY

This Unlimited Guaranty (“Guaranty”) dated to be effective as of March 31, 2025 (the “Effective Date”), is entered into by Bnktx LLC, a Delaware limited liability company, Ontx LLC, a Delaware limited liability company, and Ustx LLC, a Delaware limited liability company (each a “Guarantor”), for the benefit of Frost Bank, as administrative agent (“Agent”), for the ratable benefit of Banks and Hedge Providers.

RECITALS:

1.              Agent and Borrower have entered into, or are entering into concurrently with this Guaranty, the Loan Agreement (as defined below) which sets forth the terms and conditions of the Term Loans (as defined in the Loan Agreement).

2.              It is expressly agreed and understood by and among Borrower, Agent, and Guarantor that the execution and delivery to Agent of this Guaranty is a condition precedent to Agent entering into the Loan Documents and making the Term Loans, or otherwise extending credit, to Borrower, that Agent is relying on this Guaranty in making the Term Loans to Borrower, and that Agent would not make the Term Loans to Borrower without this Guaranty.

3.              Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Loan Agreement.

4.              In connection with the foregoing, Guarantor desires to guarantee to Agent the prompt and full payment and performance of the Guaranteed Obligations (as defined below), upon the terms and conditions contained in this Guaranty.

AGREEMENT:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, and as a material inducement to Agent to enter into the Loan Documents and to make the Term Loans, or otherwise extend credit, to Borrower, Guarantor hereby guarantees to Agent the prompt and full payment and performance of the Guaranteed Obligations upon the following terms and conditions:

Article 1
DEFINITIONS

As used in this Guaranty, the following terms have the meanings specified below, unless the context otherwise requires; capitalized terms not otherwise defined in this Guaranty shall have the respective meanings assigned to such terms in the Loan Agreement:

“AAA” has the meaning specified in Section 7.12.

“Borrower” means T2S Permian Acquisition II LLC, a Delaware limited liability company.

“CEA” means the United States Commodity Exchange Act, as may be amended from time to time, together with all related rules, regulations, orders, or official interpretations that are issued or promulgated by the United States Commodity Futures Trading Commission.

“Communication” has the meaning specified in Section 7.11.

“Dispute” has the meaning specified in Section 7.12.

“Electronic Copy” has the meaning specified in Section 7.11.

“Electronic Record” has the meaning assigned by the Texas Uniform Electronic Transactions Act, Chapter 322 of the Texas Business and Commerce Code, as may be amended from time to time.

“Electronic Signature” has the meaning assigned by the Texas Uniform Electronic Transactions Act, Chapter 322 of the Texas Business and Commerce Code, as may be amended from time to time.

“Guaranteed Indebtedness” means all Secured Obligations, including all Hedge Liabilities, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several.

“Guaranteed Obligations” means Guaranteed Indebtedness, and (i) all covenants, agreements, obligations and liabilities of Borrower or any Guarantor to Banks under or with respect to each Hedge Transaction now existing or hereafter arising other than Excluded Swap Obligations; (ii) all accrued but unpaid interest on any of the Guaranteed Indebtedness and (i) above (including interest accruing after the commencement of any bankruptcy or insolvency proceeding by or against Borrower, whether or not allowed in such proceeding); (iii) all obligations of Borrower to Agent or Banks under any documents evidencing, securing, governing and/or pertaining to all or any part of the Guaranteed Indebtedness, and (i)-(ii) above; (iv) all costs and expenses incurred by Agent and Banks in connection with the collection and administration of all or any part of the Guaranteed Indebtedness, and the obligations and liabilities described in (i)-(iii) above and the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness, obligations, and liabilities, including all attorneys’ fees; and (v) all renewals, extensions, modifications, restructurings, and rearrangements of the Guaranteed Indebtedness, and obligations and liabilities described in (i)-(iv) above.

“Loan Agreement” means that certain Loan Agreement executed by and among Borrower, Agent, and Banks, of even date with this Guaranty, together with all amendments, modifications, and restatements of such loan agreement.

“Subordinate Obligations” has the meaning specified in Section 6.05.

“Subordinate Loan Documents” has the meaning specified in Section 6.05.

Article 2
NATURE AND SCOPE OF GUARANTY

2.01          Guaranty of Payment. As an inducement to Banks to extend or continue to extend credit and other financial accommodations to Borrower, Guarantor, for value received, does hereby absolutely, unconditionally, and irrevocably guarantee, as primary obligor and not merely as surety, the prompt and full payment and performance of the Guaranteed Obligations when due or declared to be due and at all times thereafter. Notwithstanding anything contained in this Guaranty to the contrary, the Guaranteed Obligations at any time shall be limited to the maximum amount as will result in the obligations of Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance for purposes of any Applicable Bankruptcy Law to the extent applicable to this Guaranty and the obligations of Guarantor under this Guaranty.

2.02          Guaranty of Performance. Guarantor additionally hereby absolutely, unconditionally, and irrevocably guarantees to Agent the full, complete, and timely performance of the Guaranteed Obligations, including that Borrower will duly and punctually perform, observe, and comply with all of the terms, covenants, and conditions of the Loan Agreement and the other Loan Documents, whether according to their present terms, at any earlier or accelerated date or dates as provided in the Loan Documents, or pursuant to any extension of time or to any change or changes in the terms, covenants, or conditions of the Loan Documents now or hereafter made or granted. If any of the Guaranteed Obligations are not complied with or performed, in any respect whatsoever, and without the necessity of any notice from Agent to Guarantor, Guarantor agrees to (a) assume all responsibility for the full, complete, and timely performance of the Guaranteed Obligations and, at Guarantor’s own cost and expense, to perform and cause performance of all of the Guaranteed Obligations in strict accordance with the Loan Documents, and (b) INDEMNIFY, DEFEND AND HOLD AGENT HARMLESS FROM AND AGAINST ANY AND ALL ACTUAL LOSS, COST, LIABILITY, OR EXPENSE THAT AGENT MAY SUFFER BY ANY REASON OF ANY SUCH NONCOMPLIANCE OR NONPERFORMANCE UNLESS DUE TO AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. The amount of any and all expenditures made by Agent resulting or arising from Guarantor’s failure to perform the Guaranteed Obligations pursuant to the terms of this Guaranty shall be immediately due and payable by Guarantor to Agent, together with interest at the highest interest rate then accruing under any promissory note then outstanding executed by Borrower and payable to the order of Agent, plus 5% per annum, not to exceed the maximum interest permitted by applicable law. Guarantor further acknowledges and agrees that Guarantor may be required to perform the Guaranteed Obligations in full without assistance or support from Borrower, any other Obligated Party or any other Person. Guarantor agrees that if all or any part of the Guaranteed Obligations shall not be punctually performed when and as stated in the Loan Documents, Guarantor shall immediately perform the Guaranteed Obligations. Agent may, but shall have no obligation to, make demand(s) at any time coincident with or after the time for performance of all or part of the Guaranteed Obligations, and demand(s) may be made from time to time with respect to the same or different items of the Guaranteed Obligations. The obligations and liability of Guarantor under this Section 2.02 shall not be limited or restricted in any way by the existence of, or by any terms of, the guaranty of payment under Section 2.01.

2.03          Character of Obligations. This is an absolute, continuing, and unconditional guaranty of payment and performance and not of collection, and if at any time or from time to time there are no outstanding Guaranteed Obligations, the obligations of Guarantor with respect to any and all Guaranteed Obligations incurred thereafter shall not be affected. Except as otherwise may be set forth herein, this Guaranty and Guarantor’s obligations under this Guaranty are irrevocable, and, in the event of Guarantor’s death (if Guarantor is a natural person), shall be binding upon Guarantor’s estate. All the Guaranteed Obligations shall be conclusively presumed to have been made or acquired in acceptance of this Guaranty. Guarantor shall be liable, jointly and severally, with Borrower and any other Obligated Party for all or any part of the Guaranteed Obligations, as a primary obligor.

2.04          Reinstatement. Guarantor agrees that its obligations under this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Guaranteed Obligations are rescinded or must otherwise be returned by Agent or any other Person upon the insolvency, bankruptcy, or reorganization of Borrower or any other Obligated Party or otherwise.

2.05          Guarantor’s Acknowledgment. Guarantor’s warranties, representations, covenants, waivers, and agreements set forth in this Guaranty are a material inducement to Agent to make the Term Loans to Borrower and to enter into the other Loan Documents and shall survive the execution of this Guaranty and any bankruptcy, foreclosure, transfer of security, or other event affecting Borrower, Guarantor, any other Person, or any security for all or any part of the Guaranteed Obligations.

Article 3
WARRANTIES AND REPRESENTATIONS

Guarantor unconditionally warrants and represents to Agent, as of the Effective Date, as follows:

3.01          Loan Agreement Warranties and Representations. Guarantor makes the warranties and representations set forth in Section 6 of the Loan Agreement as they relate to Guarantor (as an Obligated Party) or to the Loan Documents to which Guarantor is a party, each of which is incorporated in this Guaranty by reference, and Agent shall be entitled to rely on each of them as if they were fully set forth in this Guaranty, provided that, each reference in any such warranty and representation to “Borrower’s knowledge” shall, for the purposes of this Section, be deemed to be a reference to Guarantor’s knowledge.

3.02          Consideration and Benefit. This Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor, and (a) if Guarantor is a corporation, the board of directors of Guarantor has determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor; or (b) if Guarantor is a partnership, the requisite number of its partners have determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor; or (c) if Guarantor is a limited liability company, the requisite number of its members and/or managers have determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor; or (d) if Guarantor is a trust, the requisite number of its trustees have determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor.

3.03          Independent Review of Borrower’s Financial Condition. Guarantor is familiar with, and has independently reviewed the books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be security for the payment and performance of all or any part of the Guaranteed Obligations; provided, however, Guarantor is not relying on such financial condition or collateral as an inducement to enter into this Guaranty. Guarantor has adequate means to obtain from Borrower on a continuing basis sufficient information concerning the financial condition of Borrower, and Guarantor is not relying on Agent to provide such information to Guarantor either now or in the future.

3.04          No Inducement. Neither Agent nor any other party has made any representation or warranty to Guarantor in order to induce Guarantor to execute this Guaranty.

3.05          Solvency. As of the Effective Date, after giving effect to this Guaranty and the obligations evidenced by this Guaranty, (a) Guarantor is and will continue to be solvent, (b) Guarantor is and will continue to be able to pay its debts as they mature, and (c) if Guarantor is not an individual, Guarantor has and will continue to have sufficient capital to carry on its business and all businesses in which it is about to engage.

Article 4
COVENANTS

Guarantor covenants and agrees that, so long as the Guaranteed Obligations or any part of the Guaranteed Obligations are outstanding and not paid, performed, or satisfied in full, or Agent has any commitment to Borrower, Guarantor shall:

4.01          Loan Agreement Covenants. Perform and observe all of the terms, covenants, and agreements set forth in the Loan Agreement that are required to be, or that Borrower has agreed to cause to be, performed or observed by Guarantor (as an Obligated Party).

4.02          No Dispositions or Liens. Other than as permitted by the Loan Agreement, not, without the prior written consent of Agent, such condition not to be unreasonably withheld, conditioned, or delayed, sell, lease, transfer, encumber, pledge, or otherwise dispose of any material portion of Guarantor’s assets or any interest in such assets.

4.03          Borrower’s Financial Condition. Keep itself fully apprised of Borrower’s financial condition, and Guarantor shall be responsible for obtaining for itself information regarding Borrower including any changes in the financial condition of Borrower.

Article 5
CONSENT AND WAIVERS

5.01          Consent and Waiver.

(a)            Guarantor waives (i) promptness, diligence, and notice of acceptance of this Guaranty and notice of the incurring of any obligation, indebtedness, or liability to which this Guaranty applies or may apply, (ii) presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, diligence in enforcement, and indulgences of every kind, and (iii) the taking of any other action by Agent, including giving any notice of default or any other notice to, or making any demand on, Borrower, any other Obligated Party or any other party.

(b)            Agent may at any time, without the consent of or notice to Guarantor, without incurring any liability whatsoever to Guarantor, and without impairing, releasing, reducing or affecting any obligations of Guarantor under this Guaranty: (i) change the manner, place or terms of payment of all or any part of the Guaranteed Obligations, or renew, extend, modify, increase, rearrange or alter all or any part of the Guaranteed Obligations; (ii) change the interest rate accruing on, or the Borrower’s regularly scheduled payment amounts towards any of the Guaranteed Obligations (including any periodic change in principal amortization or interest rate that occurs because such Guaranteed Obligations accrues interest at a variable rate which may fluctuate from time to time); (iii) sell, exchange, release, surrender, subordinate, realize upon, or otherwise deal with in any manner, and in any order, any collateral securing all or any part of the Guaranteed Obligations or this Guaranty, or setoff against all or any part of the Guaranteed Obligations; (iv) neglect, delay, omit, fail or refuse to take or prosecute any action for the collection of all or any part of the Guaranteed Obligations or this Guaranty or to take or prosecute any action in connection with this Guaranty or any of the other Loan Documents; (v) exercise or refrain from exercising any rights against Borrower or other Obligated Parties, or otherwise act or refrain from acting; (vi) settle or compromise all or any part of the Guaranteed Obligations, release or add any one or more guarantors, or subordinate the payment of all or any part of the Guaranteed Obligations to the payment of any obligations, indebtedness, or liabilities which may be due or become due to Agent or others; (vii) apply any deposit balance, fund, payment, collections through process of law or otherwise, or other collateral of Borrower to the satisfaction and liquidation of the indebtedness or obligations of Borrower to Agent not guaranteed under this Guaranty; and (viii) apply any sums paid to or received by Agent from Guarantor, Borrower, or any other source to the Guaranteed Obligations or any of the Obligations not guaranteed under this Guaranty, in such order and manner as Agent, in its sole and absolute discretion, may determine.

(c)            Should Agent seek to enforce the obligations of Guarantor under this Guaranty by action in any court or otherwise, Guarantor waives any requirement, substantive or procedural, that (i) Agent first enforce any rights or remedies against Borrower or any other person or entity liable to Agent for all or any part of the Guaranteed Obligations, including that a judgment first be rendered against Borrower or any other person or entity, or that Borrower or any other person or entity should be joined in such action, or (ii) Agent first enforce rights against any collateral which shall ever have been given to secure all or any part of the Guaranteed Obligations or this Guaranty. Such waiver shall be without prejudice to Agent’s right, in its sole and absolute discretion, to proceed against Borrower or any other person or entity, whether by separate action or by joinder.

(d)            Guarantor grants to Agent a right of setoff and contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Agent all of Guarantor’s right, title, and interest in and to, Guarantor’s accounts with Agent or any entity which is an affiliate of Agent (whether checking, savings, or some other account), including all accounts held jointly with another person and all accounts Guarantor may open in the future, excluding all IRA and Keogh accounts and all trust accounts for which the grant of a security interest would be prohibited by applicable law. Guarantor authorizes Agent, to the extent permitted by applicable law, to charge or setoff all sums owing on the Guaranteed Obligations against any and all such accounts.

(e)            To the extent not prohibited by applicable law, Guarantor waives: (i) each of Guarantor’s rights or defenses, regardless of whether they arise under (A) Rule 31 of the Texas Rules of Civil Procedure, (B) Section 17.001 of the Texas Civil Practice and Remedies Code, (C) Chapter 43 of the Texas Civil Practice and Remedies Code, or (D) any other statute or law, common law, principles of equity, contract, or otherwise, or under any amendments, recodifications, supplements or any successor statute or law; and (ii) any and all rights Guarantor may have under Sections 51.003, 51.004 and 51.005 of the Texas Property Code, and, in all cases, under any amendments, recodifications, supplements or any successor statute or law of or to any such sections. Further, Guarantor shall not be considered a “debtor” as defined in Section 9.102 of the Uniform Commercial Code of the State of Texas.

(f)             IN ADDITION TO ANY OTHER WAIVERS, AGREEMENTS, AND COVENANTS OF GUARANTOR SET FORTH IN THIS GUARANTY, GUARANTOR HEREBY FURTHER WAIVES AND RELEASES ALL CLAIMS, CAUSES OF ACTION, DEFENSES AND OFFSETS, OF EVERY KIND OR CHARACTER, WITH RESPECT TO ANY ACT OR OMISSION OF AGENT, ITS DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES OR AGENTS, IN CONNECTION WITH THE GUARANTEED OBLIGATIONS OR AGENT’S ADMINISTRATION OF THE GUARANTEED OBLIGATIONS, EXCEPT FOR ANY CLAIMS, CAUSES OF ACTION, DEFENSES OR OFFSETS ARISING FROM AGENT’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

5.02          Obligations Not Impaired.

(a)            Guarantor agrees that its obligations under this Guaranty shall not be released, diminished, impaired, reduced or affected by the occurrence of any one or more of the following events: (i) the death, disability or lack of corporate, company, partnership or trust power of Borrower, Guarantor (except as provided in Section 6.03), or any other Obligated Party; (ii) any receivership, insolvency, bankruptcy, or other proceedings affecting Borrower, Guarantor or any other Obligated Party, or any of their respective assets; (iii) the partial or total release or discharge of Borrower or any other Obligated Party, or any other Person, from the performance of any obligation contained in any instrument or agreement evidencing, governing or securing all or any part of the Guaranteed Obligations, whether occurring by reason of law or otherwise; (iv) the taking or accepting of any collateral securing all or any part of the Guaranteed Obligations or this Guaranty; (v) the taking or accepting of any other guaranty for all or any part of the Guaranteed Obligations or the payment by any other Obligated Party of all or any part of the Guaranteed Obligations; (vi) any failure by Agent to acquire, perfect or continue any lien or security interest on collateral securing all or any part of the Guaranteed Obligations or this Guaranty; (vii) the impairment of any collateral securing all or any part of the Guaranteed Obligations or this Guaranty; (viii) any failure by Agent to sell any collateral securing all or any part of the Guaranteed Obligations or this Guaranty in a commercially reasonable manner or as otherwise required by applicable law; (ix) any invalidity or unenforceability of, or defect or deficiency in, any of the Loan Documents; (x) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower or any other Obligated Party other than payment in full; or (xi) the application by Agent of the proceeds from the sale, foreclosure or other realization of or on any collateral securing all or any part of the Guaranteed Obligations or this Guaranty to any other indebtedness or obligations secured by such collateral.

(b)            In the event Borrower is a corporation, limited liability company, joint stock association, professional corporation, professional association, trust or partnership, or is hereafter any such entity, none of the following shall affect Guarantor’s liability under this Guaranty: (i) the unenforceability of all or any part of the Guaranteed Obligations against Borrower; (ii) the act of creating all or any part of the Guaranteed Obligations is ultra vires; or (iii) the officers, members, trustees or partners creating all or any part of the Guaranteed Obligations acted in excess of their authority. Guarantor hereby acknowledges that withdrawal from, or termination of, any ownership interest in Borrower now or hereafter owned or held by Guarantor shall not alter, affect, or in any way limit the obligations of Guarantor under this Guaranty.

Article 6
Guarantor Rights of Subrogation, Etc.

6.01         Actions Against Guarantor. In the event of a default in the payment or performance of all or any part of the Guaranteed Obligations, Guarantor shall, without notice or demand, promptly pay the amount due thereon to Agent, in lawful money of the United States, at Agent’s address set forth in the Loan Agreement. In order to collect payment, Agent may bring one or more successive or concurrent actions against Guarantor, either in the same action in which Borrower is sued or in separate actions, as often as Agent deems advisable in its sole and absolute discretion. The exercise by Agent of any right or remedy under this Guaranty or under any other agreement or instrument, at law, in equity or otherwise, shall not preclude concurrent or subsequent exercise of any other right or remedy. The books and records of Agent shall be admissible as evidence in any action or proceeding involving this Guaranty and shall be prima facie evidence of the payments made on, and the outstanding balance of, the Guaranteed Obligations.

6.02         Payment by Guarantor. Whenever Guarantor makes any payment to Agent which is or may become due under this Guaranty, written notice that provides that Guarantor is making such payment under and pursuant to the terms of this Guaranty must be delivered to Agent contemporaneously with such payment. In the absence of such notice to Agent by Guarantor, any sum received by Agent on account of the Guaranteed Obligations shall be conclusively deemed paid by Borrower.

6.03          Reserved.

6.04          Notice of Sale. In the event that Guarantor is entitled to receive any notice under the Uniform Commercial Code of the State of Texas, as it exists in the state governing any such notice, of the sale or other disposition of any collateral securing all or any part of the Guaranteed Obligations or this Guaranty, reasonable notice shall be deemed given when such notice is given in accordance with Section 7.09 and not less than ten (10) days prior to the date any public sale, or after which any private sale, of any such collateral is to be held; provided, however, that notice given in any other reasonable manner or at any other reasonable time shall be sufficient to satisfy any applicable notice requirement under applicable law.

6.05          Subordination by Guarantor.

(a)            Guarantor unconditionally and irrevocably subordinates any and all indebtedness, liabilities, and obligations now existing or hereafter arising of Borrower or any other Obligated Party to Guarantor (the “Subordinate Obligations”) and all notes, loan agreements, security agreements, deeds of trust, guaranties or other documents, instruments and agreements evidencing or securing the Subordinate Obligations (the “Subordinate Loan Documents”) to the Guaranteed Obligations and the Loan Documents in all manner and all things, and agrees that the Subordinate Obligations and the Subordinate Loan Documents shall at all times and in all respects be subordinate, inferior, and junior to the Guaranteed Obligations and the Loan Documents. The subordination of the Subordinate Loan Documents and of the Subordinate Obligations will apply and continue notwithstanding (i) the actual date and time of execution, delivery, recording, filing or perfection of each of the Loan Documents and of each of the Subordinate Loan Documents, (ii) the availability of any collateral to Agent, or (iii) the occurrence of any event whereby any payment made under the Loan Documents (whether by or on behalf of Borrower as proceeds of security or enforcement of any right of set-off or otherwise) is for any reason repaid or returned to Borrower or its insolvent estate, or avoided, set aside or required to be paid to Borrower, a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law (in such event, any or all of the Guaranteed Obligations originally intended to be satisfied will be deemed to be reinstated and outstanding to the extent of any repayment, return, or other action, as if such payment on account of the Guaranteed Obligations had not been made).

(b)            If Guarantor, by indemnification, subrogation, or otherwise, acquires any lien, estate, right, or other interest in any of the property securing the Guaranteed Obligations, that lien, estate, right, or other interest will be fully subject and subordinate to (i) the receipt by Agent of payment and performance in full of the Guaranteed Obligations and (ii) the Loan Documents, to the same extent as the Subordinate Obligations and the Subordinate Loan Documents are subordinate pursuant to this Guaranty.

(c)            Guarantor agrees that Agent shall be entitled to receive full payment in cash of all Guaranteed Obligations (including post-petition interest) in any proceeding under any bankruptcy, insolvency, receivership or similar law against Borrower or any other Obligated Party before Guarantor receives any payment on account of any Subordinate Obligations.

(d)            Guarantor hereby assigns to Agent all claims which it may have or acquire against Borrower or against any assignee or trustee in bankruptcy of Borrower; provided, however, that such assignment shall be effective only for the purpose of assuring to Agent full payment in legal tender of the Guaranteed Obligations.

(e)            In the event that this Section conflicts with any subordination agreement executed by and between Agent and Guarantor, the terms of such subordination agreement shall control.

Article 7
MISCELLANEOUS

7.01         Survival. Without prejudice to the survival of any other agreement of Guarantor under this Guaranty or any other Loan Documents, the agreements and obligations of Guarantor contained in Section 2.01 (with respect to enforcement expenses), Section 2.06, Section 5.01, and this Section shall survive termination of the Loan Documents and payment in full of the Obligations and all other amounts payable under this Guaranty.

7.02          No Waiver; Amendments. No delay, failure, or discontinuance of Agent in exercising any right, power, or remedy under this Guaranty shall affect such right, power, or remedy; nor shall any single or partial exercise of any such right, power, or remedy preclude, waive, or otherwise affect the further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. The rights, powers, and remedies of Agent under this Guaranty are cumulative and not exclusive. Any waiver, permit, consent, or approval of any kind by Agent of any breach of or default under this Guaranty, or any such waiver of any provisions or conditions of this Guaranty, must be in writing and signed by Agent and shall be effective only to the extent set forth in such signed writing. This Guaranty may be amended or modified only by a written instrument signed by Guarantor and Agent.

7.03          Invalid Provisions. If any one or more of the provisions of this Guaranty, or the applicability of any such provision(s) to a specific situation, shall be held invalid or unenforceable, such provision(s) shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Guaranty and all other applications of any such provision(s) shall not be affected thereby.

7.04          No Obligation. Nothing contained in this Guaranty shall be construed as an obligation on the part of Agent to extend or continue to extend credit to Borrower.

7.05          Cumulative Rights. All rights and remedies of Agent under this Guaranty are cumulative of each other and of every other right or remedy which Agent may otherwise have at law or in equity or under any instrument or agreement, and the exercise by Agent of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise by Agent of any other rights or remedies. This Guaranty, whether general, specific, and/or limited, shall be in addition to and cumulative of, and not in substitution, novation, or discharge of, any and all prior or contemporaneous guaranty agreements executed by Guarantor in favor of Agent or assigned to Agent by third parties.

7.06          Interest Rate Limitation. Guarantor and Agent intend to conform strictly to all applicable usury laws. In no event shall the interest contracted for, charged, or received by Agent under this Guaranty, under the other Loan Documents, or otherwise exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Agent in excess of the maximum lawful amount, the interest payable to Agent shall be reduced automatically to the maximum amount permitted under applicable law. If Agent shall ever receive anything of value deemed interest under applicable law which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the principal amount owing on the Guaranteed Obligations in the inverse order of its maturity and not to the payment of interest, or if such amount of interest which would have been in excess of the maximum lawful amount exceeds the unpaid principal balance of the Guaranteed Obligations, such excess amount shall be refunded to Borrower or Guarantor, as applicable. All interest paid or agreed to be paid to Agent shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Guaranteed Obligations so that the amount of interest on account of such indebtedness does not exceed the maximum permitted by applicable law. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts and revolving tri-party accounts) apply to any of the Guaranteed Obligations. The provisions of this section shall control all existing and future agreements between Guarantor and Agent.

7.07          Successors and Assigns. This Guaranty is binding upon Guarantor and Guarantor’s heirs, executors, administrators, personal representatives, successors, and assigns, including any person or entity obligated by operation of law upon the reorganization, merger, consolidation, or other change in the organizational structure of Guarantor, and inures to the benefit of Agent, its successors and assigns. However, no assignment or other transfer of Guarantor’s rights or obligations under this Guaranty shall be made or be effective without Agent’s prior written consent, nor shall such permitted assignment or other transfer relieve Guarantor of any obligations under this Guaranty. Agent may assign this Guaranty without the consent of Guarantor, and such assignment shall not relieve Guarantor from its obligations under this Guaranty.

7.08          GOVERNING LAW; VENUE; SUBMISSION TO JURISDICTION. IT IS ACKNOWLEDGED AND AGREED THAT THE NEGOTIATIONS WITH RESPECT TO THIS GUARANTY WERE UNDERTAKEN IN THE STATE OF TEXAS. IT IS THE INTENTION OF GUARANTOR AND AGENT THAT THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CHOICE OF LAWS OR CONFLICT OF LAWS PRINCIPLES) AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN THE STATE OF TEXAS. IT IS FURTHER AGREED THAT APPROPRIATE VENUE IN ANY DISPUTE OCCURRING WITH RESPECT TO THIS GUARANTY, WHETHER IN FEDERAL OR STATE COURT, SHALL BE IN MIDLAND COUNTY, TEXAS, AND GUARANTOR HEREBY (A) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO SUCH DISPUTE AND (B) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. NOTHING CONTAINED IN THIS GUARANTY SHALL AFFECT THE RIGHT OF AGENT TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST GUARANTOR IN ANY OTHER JURISDICTION AS PERMITTED BY APPLICABLE LAW.

7.09          Notices. All notices, demands, requests and other communications required or permitted under this Guaranty shall be delivered in accordance with the Loan Agreement, and, as to Guarantor, addressed to it at the address of Guarantor set forth on the signature page hereof and as to Agent, addressed to it at the address set forth in the Loan Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party.

7.10          Costs and Expenses. Guarantor shall pay on demand by Agent all costs and expenses, including all attorneys’ fees, incurred by Agent in connection with the preparation, administration, enforcement and/or collection of this Guaranty. This covenant shall survive the payment and performance of the Guaranteed Obligations.

7.11          Electronic Signatures; Counterparts; Facsimile Documents and Signatures; Imaging of Documents. This document and any other document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this document (each a “Communication”), including Communications required to be in writing, may, if agreed by Agent, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or PDF. Guarantor agrees that any Electronic Signature (including, without limitation, facsimile or PDF) on or associated with any Communication shall be valid and binding on Guarantor to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this provision may include use or acceptance by Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. In connection with Agent’s document retention policy, Agent may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of Agent’s business, and destroy the original paper document. Each party waives any right that it may have to claim that the Electronic Copy of any Communication is not an original. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity, enforceability and admissibility in evidence as an original paper record and original signature. Notwithstanding anything contained herein to the contrary, Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Agent has agreed to accept such Electronic Signature, Agent shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of Guarantor or any other party without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of Agent, any Communication executed using an Electronic Signature (including, without limitation, facsimile or PDF) shall be promptly followed by a manually executed, original counterpart.

7.12          Arbitration. [Intentionally deleted.]

7.13          WAIVER OF RIGHT TO TRIAL BY JURY. GUARANTOR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, INTENTIONALLY, IRREVOCABLY, UNCONDITIONALLY, AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES, AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS GUARANTY OR ANY CONDUCT, ACT, OR OMISSION OF GUARANTOR OR AGENT, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, REPRESENTATIVES, OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH SUCH PARTY, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

7.14          NOTICE OF FINAL AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES

[Signature(s) appear on following page(s).]

IN WITNESS WHEREOF, Guarantor hereby executes and delivers this Guaranty to be effective as of the Effective Date.

GUARANTOR:

Bnktx LLC, a Delaware limited liability company
Ontx LLC, a Delaware limited liability company
Ustx LLC, a Delaware limited liability company
By:	T2S Permian Acquisition II LLC, as Manager

By:	/s/ Thomas W. Pritchard
Thomas W. Pritchard,
Chief Executive Officer

Guarantor’s Address:

Attention: Thomas W. Pritchard, Chief Executive Officer

1800 Wazee Street, Suite 318

Denver, CO 80202

E-mail:

Agent’s Address:

Frost Bank

Attention: Will Ellerbe,

Senior Vice President

508 W. Wall St., Suite 1100

Midland, Texas 79701

E-mail:

Signature Page